EXHIBIT 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com

I-FLOW ANNOUNCES EXTENSION OF
COMMON STOCK REPURCHASE PROGRAM

     LAKE FOREST, CALIFORNIA, June 1, 2005 — I-FLOW CORPORATION (NASDAQ:IFLO) announced today that its Board of Directors has authorized the extension of the Company’s common stock repurchase program until July 27, 2006, unless terminated earlier by the Board. Under the program, the Company may repurchase up to one million shares of its common stock. The shares may be repurchased in the open market or in privately negotiated transactions in the discretion of management, subject to its assessment of market conditions and other factors. Between July 27, 2004, the date that the original plan was authorized, and May 26, 2005, no shares of common stock had been repurchased by the Company under the repurchase program.

About I-Flow

     I-Flow Corporation (www.iflo.com) designs, develops and markets technically advanced drug delivery systems that are redefining the standard of care by providing life enhancing, cost effective solutions for pain relief.

Forward-Looking Statements

     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release which seek to advise interested parties of the risks and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

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